EXHIBIT 10.2

EXECUTION VERSION

May 5, 2011

Tennant Company
701 North Lilac Drive
Minneapolis, Minnesota  55442

Re:           Amendment No. 1 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Private Shelf Agreement, dated as of July 29, 2009 (the “Note Agreement”), between Tennant Company, a Minnesota corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), The Prudential Insurance Company of America, Physicians Mutual Insurance Company and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has requested certain amendments to the Note Agreement set forth below.  Subject to the terms and conditions hereof, Prudential and the undersigned holders of the Shelf Notes are willing to agree to such request.  Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.     Amendments to the Note Agreement.  Effective upon the Effective Date (as defined in Section 2 below), the parties hereto agree that the Note Agreement is amended as follows:

1.1. Clause (iv) of paragraph 3A of the Note Agreement is amended in its entirety to read as follows:

“(iv)    Pledge Agreement executed by the relevant Transaction Parties thereto, together with, in the case of any pledge of Equity Interests of a Foreign Subsidiary, any other pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of paragraph 5I in favor of the Collateral Agent for the benefit of the Secured Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreements”);”

1.2. Paragraphs 3H and 3I of the Note Agreement are amended in their entireties to read as follows:

“3H.     [Intentionally Omitted]”

3I.     Material Adverse Change.  No material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, since December 31, 2010 shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.”

1.3. Clause (iii) of paragraph 5A of the Note Agreement is amended in its entirety to read as follows:

“(iii)     [Intentionally Omitted]”

1.4. Clause (iv) of paragraph 5A of the Note Agreement is amended in its entirety to read as follows:

“(iv)    concurrently with any delivery of financial statements under clause (i) or (ii) of this paragraph 5A, a certificate of a Financial Officer of the Company (a) certifying as to whether a Default or Event of Default  has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with paragraph 6A and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in paragraph 8B and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;”

1.5. Paragraph 5E of the Note Agreement is amended by deleting the last four sentences thereof.

1.6. Paragraph 5F of the Note Agreement is amended by deleting the last sentence thereof.

1.7. Paragraphs 5H and 5I of the Note Agreement are amended in their entireties to read as follows:

“5H.   Subsidiary Guaranty.  As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Required Holders) after any Person becomes a Subsidiary or any Subsidiary qualifies and continues to exist independently as, or is designated by the Company or the Required Holders as, a Guarantor pursuant to the definition of “Guarantor”, the Company shall provide Prudential and each holder of a Shelf Note with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Guarantor to deliver to Prudential and each holder of a Shelf Note a joinder to the Guaranty in the form contemplated thereby pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Required Holders and their counsel; provided however that no Person shall be required to be a Guarantor to the extent it is an Affected Foreign Subsidiary and is not a guarantor of the Bank Obligations.

5I.    Pledge Agreements.  The Company shall execute or cause to be executed, by no later than sixty (60) days (or such later date as is agreed to by the Required Holder(s) in their reasonable discretion) after the date on which any Material Subsidiary which is a First Tier Foreign Subsidiary which would, but for its status as an Affected Foreign Subsidiary, qualify as a Guarantor, a Pledge Agreement in favor of the Collateral Agent for the benefit of the Secured Parties with respect to the Applicable Pledge Percentage of all of the outstanding Equity Interests of such Material Subsidiary; provided that no such pledge of the Equity Interests of a First Tier Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Required Holder(s) and their counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would not provide material Pledged Equity for the benefit of the Secured Parties pursuant to legally binding, valid and enforceable Pledge Agreements.  The Company further agrees to deliver to the Collateral Agent all such Pledge Agreements, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Equity Interests subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Required Holder(s), and in a manner that the Required Holder(s) shall be reasonably satisfied that the Collateral Agent has a first priority perfected pledge of or charge over the Pledged Equity related thereto.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that no Pledge Agreement in respect of the pledge of Equity Interests of a Material Subsidiary which is a First Tier Foreign Subsidiary shall be required until the date which is 60 days after May 5, 2011 (or such later date as is agreed to by the Required Holder(s) in their reasonable discretion).”

1.8.  Paragraph 6A of the Note Agreement is amended in its entirety to read as follows:

“6A.    Financial Covenants.

6A(1)    Maximum Leverage Ratio.  The Company will not permit the Leverage Ratio for (i) the period of 4 consecutive fiscal quarters ending on December 31, 2010 to be greater than 3.50 to 1.00 or (ii) any period of 4 consecutive fiscal quarters ending on or after March 31, 2011 to be greater than 3.00 to 1.00.

6A(2)    Minimum Interest Coverage Ratio.  The Company will not permit the ratio, determined as of the end of any fiscal quarter ending on or after December 31, 2010, of (i) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter to (ii) Consolidated Interest Expense for such period, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.50 to 1.00.”

1.9.  Paragraph 6B of the Note Agreement is amended in its entirety to read as follows:

“6B.    Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)   the Obligations and any other Indebtedness created under the Transaction Documents;

(ii)   the Bank Obligations;

(iii)   Indebtedness existing on May 5, 2011 and set forth in Schedule 6B and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not, for purposes of this clause (iii), increase the outstanding principal amount thereof;

(iv)   Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary, provided that the Indebtedness of any Subsidiary that is not a Transaction Party owed to any Transaction Party shall be subject to the limitations set forth in paragraph 6E(iii);

(v)   Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(vi)   Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not, for purposes of this clause (vi), increase the outstanding principal amount thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness permitted by this clause (vi) at any time outstanding shall not exceed $10,000,000;

(vii)   any Indebtedness of a Person prior to the acquisition thereof by the Company or any Subsidiary; provided that (a) such Indebtedness is not incurred in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) such Indebtedness shall not have recourse to any other property or assets of the Company or any Subsidiary and (c) any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii)   Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(ix)   Indebtedness of Foreign Subsidiaries in an aggregate principal amount, when aggregated with any Indebtedness outstanding under clause (xviii)

of this paragraph 6B, not in excess of 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time outstanding;”

(x)   Indebtedness under Swap Agreements permitted by paragraph 6F;

(xi)   Indebtedness under the Permitted Pro Rata Financings;
(xii)   Indebtedness arising from the endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(xiii)   Indebtedness of the Company or any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is repaid within two (2) Business Days after being incurred;

(xiv)   obligations owed to customers of the Company or any Subsidiary arising from the receipt of advance payments from a customer in the ordinary course of business;

(xv)   unsecured Indebtedness (including subordinated Indebtedness the payment of which is subordinated to the payment of the obligations of the Company and the Subsidiaries, as applicable, under this Agreement, the Shelf Notes and the other Transaction Documents pursuant to documentation, and subject to terms and conditions, acceptable to the Required Holders in their discretion) of the Company or any Subsidiary; provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or would result therefrom, (ii) such Indebtedness is not guaranteed by any Subsidiary of the Company other than the Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Obligations on terms not less favorable to the holders of the Shelf Notes than the subordination terms of such subordinated Indebtedness) and (iii) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement;

(xvi)   Indebtedness of the Company or any Subsidiary as an account party in respect of trust account funds or letters of credit established or issued for the account of the Company or such Subsidiary, as the case may be, that are established or issued in order to provide security for workers’ compensation claims or pension plans, payment obligations in connection with self-insurance, reclamation or closure liabilities or similar requirements, in each case in the ordinary course of business;

(xvii)   obligations of the Company or any Subsidiary arising in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business and pursuant to customary terms in the utility industry to support statutory and contractual obligations (other than Indebtedness) arising in the ordinary course of business; provided that the amount of any such obligations shall not exceed the maximum amount required pursuant to the applicable statutory law or contract; and

(xviii)   other Indebtedness of the Company and Domestic Subsidiaries; provided that the aggregate principal amount of Indebtedness of Domestic Subsidiaries which are not Guarantors permitted by this clause (xviii), when aggregated with any Indebtedness outstanding under clause (ix) of this paragraph 6B, shall not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time outstanding.”

1.10.  Paragraph 6C of the Note Agreement is amended in its entirety to read as follows:

“6C.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)   Permitted Encumbrances and Liens created under the Pledge Agreements;

(ii)   any Lien on any property or asset of the Company or any Subsidiary existing on May 5, 2011 and set forth in Schedule 6C; provided that (a) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (b) such Lien shall secure only those obligations which it secures on May 5, 2011 and extensions, renewals and replacements thereof that do not, for purposes of this clause (ii),  increase the outstanding principal amount thereof;

(iii)   any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after May 5, 2011  prior to the time such Person becomes a Subsidiary; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (c) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not, for purposes of this clause (iii), increase the outstanding principal amount thereof;

(iv)   Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (a) such security interests secure Indebtedness permitted by clause (vi) of paragraph 6B, (b) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (c) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (d) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(v)   Liens (a) consisting of customary bankers’ Liens and rights of setoff  created or incurred on deposits or with respect to deposit accounts in the ordinary course of business, (b) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or such Subsidiary or (c) relating to purchase orders and other agreements entered into with customers with respect to the sale of goods or delivery of services of the Company or any Subsidiary in the ordinary course of business;

(vi)   Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement relating to an Investment or other transaction permitted under this Agreement;

(vii)   any encumbrance or restriction with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement to the extent permitted under paragraph 6E;

(viii)   Liens securing Indebtedness and other obligations in an amount not exceeding 5% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time outstanding; provided that, no such Lien shall secure any (a) Bank Obligations or (b) Indebtedness under any other working capital facility of the Company or any Subsidiary in an aggregate principal amount exceeding $25,000,000; and

(ix)   Liens permitted under Sections 2.06(c) or 2.06(j) of the Credit Agreement (as such sections of the Credit Agreement are in effect on May 5, 2011) securing obligations arising with respect to letters of credit issued under the Credit Agreement.”

1.11.   Clause (i) and (ii) of paragraph 6D of the Note Agreement are amended in their entirety to read as follows:

“(i)   The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or all or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, provided that, if  a Subsidiary merges into the Company, the Company shall be the surviving corporation, (b) any Subsidiary may merge into another Subsidiary, provided that in the case of any merger involving a Transaction Party such merger must result in a Transaction Party as the surviving entity (and any such merger involving the Company must result in the Company as the surviving entity), (c) any Transaction Party and any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to another Loan Party and any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary, (d) any Transaction Party and any Subsidiary may dispose of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection and not for the purpose of any bulk sale or securitization transaction, (e) any Transaction Party may make charitable donations in the ordinary course of business in accordance with past practice, (f) the Company and its Subsidiaries may (1) sell inventory in the ordinary course of business, (2) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (3) dispose of assets in connection with the leasing, subleasing or licensing of real or personal property (including intellectual property) in the ordinary course of business, (4) enter into Sale and Leaseback Transactions permitted by paragraph 6J, (5) sell, transfer, lease or otherwise dispose of its assets in connection with any Liens permitted under paragraph 6C or with any investments permitted under paragraph 6E, (6) sell, transfer, lease or otherwise dispose of its assets to any joint venture so long as such disposition is an investment permitted under paragraph 6E and (7) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (7) during any fiscal year of the Company, does not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered  pursuant to paragraph 5A) and (g) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6E.

(ii)   The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, including any environmental cleaning solutions business or line of business that owns or develops related technology.”

1.12.   Clause (ii) of paragraph 6E of the Note Agreement is amended in its entirety to read as follows:

(ii)  (a) investments by the Company existing on May 5, 2011 in the capital stock of its Subsidiaries and (b) other investments, capital contributions,

loans, advances and book entries reflecting any of the foregoing by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, in each case, in the case of this clause (b), to the extent (I) existing on May 5, 2011  and set forth on Schedule 6E hereto, (II) anticipated as of May 5, 2011 and set forth on Schedule 6E hereto or (III) made after May 5, 2011 by conversion from such investment, capital contribution, loan, advance or book entry to another investment, capital contribution, loan, advance or book entry of like amount and involving the same entities;

Paragraph 6E of the Note Agreement is further amended by deleting the word “and” after the end of clause (v) of paragraph 6E of the Note Agreement, deleting clause (xiv) and adding new clauses (vi) through (xvii) to paragraph 6E of the Note Agreement, such clauses (vi) through (xvii) to read as follows:

“(vi)   investments in joint ventures and acquisitions of Equity Interests that would constitute Permitted Acquisitions but for the fact that Persons in which such Equity Interests are acquired do not become wholly owned Subsidiaries of the Company; provided that the sum of the aggregate amount of such investments, plus the aggregate consideration paid in all such acquisitions, made under this clause (vi) after May 5, 2011 shall not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time outstanding;

(vii)   accounts receivable and extensions of trade credit to and extended payment terms to customers in the ordinary course of business consistent with past practice;

(viii)   investments in the form of promissory notes and other non-cash consideration received by the Company or any Subsidiary in connection with any disposition of assets to the extent permitted under paragraph 6D;

(ix)   investments made in lieu of a dividend permitted by paragraph 6G;

(x)   investments consisting of prepaid rent or security deposits made by the Company and its Subsidiaries in the ordinary course of business;

(xi)   investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xii)   loans or advances to directors and employees of the Company or any Subsidiary made in the ordinary course of business; provided that the aggregate outstanding amount of such loans and advances at any time shall not exceed $1,000,000;

(xiii)   capital expenditures not otherwise prohibited under this Agreement;

(xiv)   Equity Interests of the Company acquired pursuant to a Restricted Payment permitted under paragraph 6G and held by the Company (provided that any such acquisition financed by the proceeds of Shelf Notes shall be made in compliance with applicable laws, rules and regulations, including Regulations T, U and X);

(xv)   Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practice;

(xvi)   investments in the form of Swap Agreements permitted by paragraph 6F; and

(xvii)   any other investment, capital contribution, loan, advance or book entries reflecting any of the foregoing (other than acquisitions) so long as the aggregate amount of all such investments does not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to paragraph 5A) at any time.”

1.13.   The table at the end of paragraph 6G of the Note Agreement is amended in its entirety to read as follows:

“Applicable Ratio	Applicable Amount
Less than 2.00 to 1.00	Unlimited/Not Applicable
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	$75,000,000
Greater than or equal to 2.50 to 1.00	$50,000,000”

1.14.   The last sentence of paragraph 6G of the Note Agreement, beginning “Notwithstanding the foregoing. . . ”, is deleted.

1.15.   Paragraph 6H of the Note Agreement is amended in its entirety to read as follows:

“6H.    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate, and (iii) any transaction permitted under paragraph 6B, 6D, 6E or 6G, (iv) employment, indemnification, benefits and compensation arrangements (including arrangements made with respect to bonuses and equity-based awards) entered into in the ordinary course of business with members of the management committee, officers and employees of the Company or a Subsidiary,

(v)   any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, (vi) transactions between the Company or any Subsidiary and any Person, a member of the governing board of which is also a member of the governing board of the Company or a Subsidiary which are expressly approved by the governing board of the Company or such Subsidiary, provided, however, that such member abstains from voting as a member of the governing board of the Company or such Subsidiary on any matter involving such other Person, and (vii) the payment of fees, expenses, indemnities or other payments pursuant to the agreements set forth on Schedule 6H.”

1.16.   Paragraph 6I of the Note Agreement is amended in its entirety to read as follows:

“6I.    Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien in favor of the holders of the Shelf Notes upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee payment of the Shelf Notes; provided that (i) the foregoing shall not apply to (a) restrictions and conditions imposed by law or by this Agreement, by the Permitted Pro Rata Financings and (b) customary restrictions and conditions, including net worth, leverage and other financial covenants and customary covenants regarding business operations or encumbrances, on then-market terms (for the applicable Indebtedness) imposed under the terms of any other Indebtedness permitted under clauses (ii), (iii), (vi), (vii), (ix), (x) or (xi) of paragraph 6B, (ii) the foregoing shall not apply to restrictions and conditions existing on May 5, 2011 identified on Schedule 6I (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or existing at the time of any acquisition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements with surety companies that waive or prohibit subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations until obligations to the applicable surety company have been paid or satisfied, in each case after a claim is made upon such surety company, (iv) the foregoing shall not apply to customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (v) the foregoing shall not apply to customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of joint ventures permitted under paragraph 6E, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (viii) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by paragraph 6D pending the consummation of such disposition.”

1.17.   Paragraph 6J of the Note Agreement is amended in its entirety to read as follows:

“6J Sales and Leasebacks.   The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction except that the Company and any Subsidiary may become and remain liable as lessee, guarantor or other surety with respect to any lease under a Sale and Leaseback Transaction if and to the extent that the Company or any Subsidiary would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under paragraph 6B.”

1.18.   Clause (xiii) of paragraph 7A of the Note Agreement is amended by replacing the “15,000,000” therein with “20,000,000”.

1.19.   Clause (vii), (viii), (ix) and (x) of paragraph 7A of the Note Agreement are amended by inserting the term “Material” immediately prior to the word “Subsidiary” therein.

1.20.   Clause (xv) of paragraph 7A of the Note Agreement is amended in its entirety to read as follows:

“(xv) any material provision of any Transaction Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Transaction Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or”

1.21.    The second sentence of paragraph 8G of the Note Agreement is amended in its entirety to read as follows:

“Neither the execution nor delivery of this Agreement, the Shelf Notes or the other Transaction Documents, nor the offering, issuance and sale of the Shelf Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Shelf Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than Liens created pursuant to the Pledge Agreements) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.”

1.22.    Paragraph 8K of the Note Agreement is amended in its entirety to read as follows:

“8K.    Governmental Consent.  Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Shelf Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Shelf Notes with the Securities and Exchange Commission and/or state Blue Sky authorities and other than filings and recordings necessary to perfect the Liens intended to be created by the Pledge Agreements described on Schedule 8K hereto) in connection with the execution and delivery of this Agreement or the other Transaction Documents, the offering, issuance, sale or delivery of the Shelf Notes or fulfillment of or compliance with the terms and provisions hereof, thereof or of the Shelf Notes.”

1.23.    Paragraph 8Q of the Note Agreement is amended in its entirety to read as follows:

“8Q.    Establishment of Security Interest.  As of May 5, 2011, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the date of closing under the provisions of this Agreement and the other Transaction Documents to create and perfect a security interest in the Pledged Equity in favor the holders of the Notes to secure the Obligations and the Bank Obligations, subject to no Liens other than Liens permitted under paragraph 6C.  The rights of the Collateral Agent for the benefit of the holders of the Obligations with respect to the Pledged Equity are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the holders of the Obligations with respect to the Pledged Equity).  The Company or a Subsidiary is the owner of the Pledged Equity described in the Pledge Agreements free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under paragraph 6C.”

1.24.   Paragraph 10B of the Note Agreement is hereby amended by amending and restating, or inserting in the appropriate alphabetical sequence, as the case may be, the following definitions:

“Adjusted Covenant Requirement” shall mean, with respect to the making of any acquisition, the Company shall not permit, at the time thereof and after giving effect thereto (on a Pro Forma Basis), the Leverage Ratio to be greater than or equal to 2.75 to 1.00.

“Banking Services” shall mean each and any of the following bank services provided to the Company or any Subsidiary by any Bank or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banks” shall mean JPMorgan Chase Bank N.A., U.S. Bank National Association, Wells Fargo Bank National Association, RBS Citizens, N.A., HSBC Bank USA, N.A. and their successors and assigns, including any person subsequently becoming a party to the Credit Agreement as a “Lender” thereunder.

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, and (v) all unusual, nonrecurring or extraordinary non-cash losses, charges or expenses (including to the extent related to impairment of goodwill), (vi) cash restructuring charges of no more than $5,000,000 for any period of four consecutive fiscal quarters and (vii) non-cash expenses related to stock based compensation minus, to the extent included in Consolidated Net Income, (viii) interest income and (ix) all unusual, nonrecurring or extraordinary non-cash gains and income, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.

“Credit Agreement” shall mean the Credit Agreement, dated as of May 5, 2011, among the Company, the Foreign Subsidiary Borrowers (as defined therein) party thereto from time to time, the Banks and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, restated, modified or supplemented from time to time.

“Guarantor” shall mean (i) each Material Subsidiary (other than Affected Foreign Subsidiaries), (ii) each Subsidiary which is liable under a Guarantee with respect to any Bank Obligations or (iii) each Subsidiary which is a borrower or co-borrower with respect to any Bank Obligations other than solely as a result of being a Foreign Subsidiary Borrower.

“Indebtedness”of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person but excluding operating leases, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and accrued salaries, vacation and employee benefits), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, less the amount of any cash collateral provided with respect to letters of credit pursuant to Section 2.24(c) of the Credit Agreement, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any Swap Agreement or under any similar type of agreement (calculated after giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement or other agreement were terminated and (l) all obligations of such Person under Sale and Leaseback Transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (ii) the ability of the Company or other Transaction Parties, taken as a whole, to perform any of their obligations under this Agreement or any other Transaction Document or (iii) validity or enforceability of this Agreement or any other Transaction Document or the rights of or remedies available to the holders of the Obligations under this Agreement or any other Transaction Document.

“Material Indebtedness” means any Indebtedness (other than under this Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Material Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” shall mean each Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to paragraph 5A(i) or (ii), contributed greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Subsidiaries (other than Affected Foreign Subsidiaries) that are not parties to a Guaranty Agreement exceeds ten percent (10%) of the Company’s Consolidated EBITDA for any such period or ten percent (10%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days after financial statements with respect to such fiscal quarter have been delivered pursuant to paragraph 5A(i) or (ii), the Required Holders) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Permitted Acquisition” shall mean any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or all the Equity Interests of a Person entitled to vote in the election of the board of directors (or any other applicable governing body) of such Person or division or line of business of a Person if, the Required Holders have consented thereto in writing or, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto (including, without limitation, any environmental cleaning solutions business or any Person or division or line of business that owns or develops related technology), (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under paragraphs 5H and 5I shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a Pro Forma Basis reasonably acceptable to Prudential and the Required Holders after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in paragraph 6A recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to paragraph 5A(i) or (ii), as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $25,000,000, the Company shall have delivered to Prudential and each holder of a Shelf Note a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections requested by Prudential or any holder of a Shelf Note, (e) in the case of a merger or consolidation involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (f) the aggregate consideration paid during any fiscal year in respect of each such acquisition, when taken together with the aggregate consideration paid during such fiscal year in respect of all other acquisitions, does not exceed $25,000,000; provided that no such Dollar limitation shall apply if the Company has complied, and remains in compliance, with the Adjusted Covenant Requirement.

“Permitted Encumbrances” shall mean:

(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with paragraph 5D;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with paragraph 5D;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (xiii) of paragraph 7A;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)    leasehold interests of lessors created in connection with any Sale and Leaseback Transactions permitted under paragraph 6J;

(h)    Liens on insurance policies and the proceeds thereof securing Indebtedness representing installment insurance premiums owing in the ordinary course of business;

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j)    Liens in connection with the sale or transfer of any assets in a transaction permitted under paragraph 6D and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(k)    Liens on securities that are subject to repurchase agreements permitted by clause (d) of the definition of Permitted Investments);

(l)    licenses, sublicenses, leases or subleases granted to other Persons permitted under paragraph 6D; and

(m)    any interest or title of a lessor under any operating lease or operating sublease entered into by the Company or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ liens under leases;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    cash and demand deposits maintained with (i) any lender under the Credit Agreement or (ii) with the domestic office of any commercial bank organized under the laws of the United States of America or any State which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g)    instruments equivalent to those referred to in clauses (a) through (f) above denominated in other currencies and comparable in credit quality and tenor to those referred to above and customarily used for short and medium term investment purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary in such jurisdictions; and

(h)    other investments permitted by the Company’s investment policy as adopted by its Board of Directors as in effect on the date of this Agreement, as amended, restated, supplemented or otherwise modified from time to time, so long as such amendment, restatement, supplement or modification has been approved by Prudential and the Required Holders (such approval not to be unreasonably withheld or delayed).

“Permitted Pro Rata Financings” means those certain issuances of Indebtedness of the Company or any Domestic Subsidiary in compliance with paragraph 6B(xi) pursuant to a privately placed note offering to institutional investors or other term loan financing from banks and/or institutional investors; provided, both immediately prior to and after giving effect (including pro forma effect) to such Indebtedness, no Default or Event of Default shall exist or would result therefrom.

“Pro Forma Basis” shall mean, with respect to any event, that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to paragraph 5A(i) or (ii).

“Secured Parties” shall mean the (i) holders of the Obligations from time to time, (ii) the holders of the Bank Obligations from time to time, (iii) the Collateral Agent, and (iv) their respective successors and transferees and assigns.

“Transaction Documents” shall mean this Agreement, the Shelf Notes, the Intercreditor Agreement, the Company’s Acknowledgment to Intercreditor Agreement, the Guaranty Agreements, the Pledge Agreements and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

1.25.    The following definitions are deleted from paragraph 10B of the Note Agreement:

“Applicable Acquisition Basket”
“China Facility Guaranty Obligations”
“Collateral”
“Collateral Documents”
“Excluded Assets”
“Holder of China Facility Guaranty Obligations”
“Pledge Subsidiary”

1.26.   The third sentence of paragraph 10C of the Note Agreement is amended in its entirety to read as follows:

“Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness (other than Indebtedness described in clause (xi) of the definition thereof) using fair value (as permitted by Accounting Standards Codification 825-10-25, formerly known as Statement of Financial Accounting Standards No. 159, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”

1.27.    Schedules 6B, 6E, and 8K to the Note Agreement are replaced with Schedules 6B, 6E, and 8K attached to this letter agreement and new Schedules 6H and 6I are added to the Note Agreement in the forms attached as Schedules 6H and 6I to this letter agreement.

SECTION 2.    Effectiveness.  The amendments in Section 1 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

2.1.      Documents.  Prudential and each holder of the Shelf Notes shall have received original counterparts of this letter agreement executed by Prudential, the holders of the Shelf Notes, the Company and each Guarantor.

2.2.      New Credit Agreement.  Prudential and each holder of the Shelf Notes shall have received copies of the executed Credit Agreement (as defined in the Note Agreement as amended hereby), in form and substance satisfactory to Prudential and each holder of a Shelf Note, and the Credit Agreement shall be in full force and effect.

2.3.      Termination of Existing Credit Agreement.  Prudential and the Holders of the Shelf Notes shall have received evidence satisfactory to them that the Credit Agreement (as defined in the Note Agreement without giving effect to the amendments in Section 1 hereof) shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid.

2.4.      Representations.  All representations set forth in Section 3 shall be true and correct as of the Effective Date.

2.5.      Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to Prudential and each holder of a Shelf Note and its counsel, and Prudential and each holder of a Shelf Note shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 3.    Representations and Warranties.  The Company represents and warrants to Prudential and the holders of the Shelf Notes that (i) immediately before and after giving effect to the amendments to the Note Agreement in Section 1 hereof, (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct and (b) no Event of Default or Default exists and (ii) all necessary or required consents to this letter agreement have been obtained and are in full force and effect.

SECTION 4.    Reference to and Effect on Note Agreement.  Upon the effectiveness of the amendments made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter agreement.  Except as specifically set forth in Section 1 hereof, the Note Agreement and the Shelf Notes shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Except as specifically stated in Section 1 of this letter agreement, the execution, delivery and effectiveness of this letter agreement shall not (a) amend the Note Agreement, any Shelf Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of the holder of any Shelf Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Shelf Note or any of the other Transaction Documents at any time.  The execution, delivery and effectiveness of this letter agreement shall not be construed as a course of dealing or other implication that Prudential or any holder of Shelf Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Shelf Note or any other Transaction Document in the future, whether or not under similar circumstances.

SECTION 5.    Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Shelf Notes, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby.  The obligations of the Company under this Section 5 shall survive transfer by any holder of any Shelf Note and payment of any Shelf Note.

SECTION 6.    Reaffirmation.  Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendments.  The Guarantor and each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the Guarantied Obligation (as defined in the Guaranty Agreement) arising under or in connection with the Note Agreement, as the same may be amended by this letter agreement.

SECTION 7.    Governing Law.  THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

SECTION 8.    Counterparts; Section Titles.  This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together  shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[remainder of page intentionally left blank; signature page follows]

Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:           ____________________________________
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:           ____________________________________
Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY

By:           Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:           Prudential Private Placement Investors, Inc.
(as its General Partner)

By:           ____________________________________
Vice President

Accepted and Agreed to:

TENNANT COMPANY,
a Minnesota corporation

By:       ____________________________________

Name: _______________________________

Title:  ________________________________

By:       ____________________________________

Name: ________________________________

Title:  ________________________________

TENNANT SALES AND SERVICE COMPANY

By:      ____________________________________

Name: _______________________________

Title: ________________________________

By:      ____________________________________

Name: _______________________________

Title:  _______________________________

TENNANT HOLDINGS LLC

BY:           Tennant Company,
 its Sole Member

By:          ____________________________________

Name: _______________________________

Title: ________________________________

By:          ____________________________________

Name: _______________________________

Title: ________________________________

CH2\9848608.9

Schedule 6B
Indebtedness

Type of Indebtedness	Debt Holder	Amount in Local Currency	Conv. Rate as of 4-29-11	Amount in USD	Purpose	Maturity/Expiry

InterCompany Indebtedness
1	Tennant Company	¥13,627,530	6.489	$2,100,000	10-year term loan to Tennant Shanghai for general working capital purposes and acquisitions.	10/23/2016
2	Tennant Company	£18,500,250	1.67030	$30,900,968	10-year term loan for acqusition of ASL (TUKCSL) denominated in GBP.	2/28/2018

Debt on Capital Assets and Capital Leases
1	Unibanco	R$ 141,783	0.63560	$90,117	Debt on rotomold machine	N/A
2	GE Financial Services			$496,176	US customer leasing partner	N/A
3	Hexabail	€ 2,280,657	1.48100	$3,377,653	European customer leasing partner	N/A
4	BMW Financial Services	€ 8,216	1.48100	$12,168	Car leases	N/A
5	Barclays Bank	£234,300	1.67030	$391,351	Capital Leases on owned equipment.	N/A
6	Clydesdale Bank	£531,362	1.67030	$887,534	Capital Leases on owned equipment.	N/A
Less interest included in Europe figures				($55,941)

Type of Indebtedness	Debt Holder	Amount Available in Local Currency		Amount Drawn in Local Currency	Amount Drawn in USD	Purpose

Foreign Subsidiary Indebtedness
1	Barclays	£234,300	1.67030	£234,300	$391,351.29	Hire Purchase Agreement
2	Clydesdale	£1,350,000	1.67030	£531,362	$887,533.95	Hire Purchase Agreement

Type of Indebtedness	Debt Holder	Amount in Local Currency		Amount in USD	Purpose	Maturity/Expiry

Stand by Letters of Credit/Bank Gauranties
1	US Bank	AUD 156,187	1.09610	$171,197	National Australia Bank, Australia	11/18/2011
2	US Bank			$81,500	Grasim Industries	6/17/2011
3	US Bank			$9,000	Louisville Gas and Electric	11/15/2011
4	US Bank			$1,750,000	Sentry Insurance	4/25/2012
5	Royal Bank of Scotland	€ 169,785	1.48100	$251,452	TCO guarantie to bank on behalf of Tennant UK Cleaning Solutions Ltd.	On Going
6	Royal Bank of Scotland	€ 150,000	1.48100	$222,150	TCO guarantie to bank on behalf of Tennant Europe B.V..	On Going
7	Royal Bank of Scotland	€ 150,000	1.48100	$222,150	TCO guarantie to bank on behalf of Tennant Europe N.V..	On Going
8	Royal Bank of Scotland	€ 200,000	1.48100	$296,200	TCO guarantie to bank on behalf of Tennant Sales and Service Spain SA.	On Going

SCHEDULE 6C
Liens

Lien Holder	Description of Lien	Foreign Currency	Amount	Conv Rate as of 4-29-11	USD

Unibanco - Brazil	Lien against Rotomold Machine	BRL	53,571.00	0.6356	$34,050

Unibanco - Brazil	Lien against Rotomold Machine	BRL	88,212.00	0.6356	$56,068

RBS	Restricted Cash - guarantee office rent Antwerp Belguim	EUR	129,422.00	1.481	$191,674

RBS	Restricted Cash - secures Credit Cards	EUR	10,000.00	1.481	$14,810

China Construction Bank	Restricted Cash - empress balance securing credit card balances	RMB	350,000	6.4893	$53,935

SCHEDULE 6E

EXISTING AND ANITICPATED INVESTMENTS

1.
Ordinary course capital contributions made pursuant to the requirements of applicable laws to the following Tennant Company subsidiaries: Tennant Scotland Limited, Applied Sweepers Limited, Tennant Sales and Service Company, Tennant Holding BV, Tennant Cleaning Systems and Equipment (Shanghai) Co. Ltd., Tennant Asia Pacific Holdings PTE Ltd., Tennant Holdings LLC, Tennant Sales and Service Canada ULC, and Tennant Company Far East Headquarters PTE Ltd..

2.
Tennant Holdings LLC and its wholly owned subsidiary Tennant SA Holdings LLC contributed US $ 13,263,476.41 (R$23,087,733.38) to Tennant do Brasil Equipamentos Ltda. in order to fund the acquisition of Sociedade Alfa Ltda. on March 31, 2008.  On May 31, 2008, Tennant do Brasil Equipamentos Ltda. merged with and into Sociedade Alfa Ltda., with Sociedade Alfa Ltda. being the surviving person.

3.
On April 17, 1991 Tennant Company incorporated Tennant Holding B.V (a first tier subsidiary and Affected Foreign Subsidiary).  Since incorporation, Tennant Company has made numerous capital contributions in the form of additional paid-in capital totaling $96,356,104.99 (€ 75,173,734.24) through December 31, 2010.

4.	On December 12, 2005, Tennant Company contributed $2,100,000 to Tennant Cleaning Systems and Equipment (Shanghai) Co. Ltd. (a first tier subsidiary) as additional paid-in-capital.

5.
On December 31, 2010, Tennant Sales and Service Company contributed the assets of its Canadian branch with a fair market value of US$ 13,923,000 (CAD$13,889,665) to Tennant Sales & Service Canada ULC in exchange for 13,889,665 shares to it at CAD$ 1 per share.

6.
Tennant Company currently has a trade receivable of € 24,563,719.97 owed by Tennant N.V. (a third tier subsidiary of Tennant Company) for the sale of inventory from Tennant Company to Tennant N.V. in the ordinary course.

7.
Tennant Company currently has a US$ 2,100,000 loan receivable from Tennant Cleaning Systems and Equipment (Shanghai) Co. Ltd. (a first tier subsidiary).  The loan is pursuant to a Loan Agreement dated October 23, 2006.  The loan proceeds were utilized for start-up working capital needs in the ordinary course.

8.
On December 11, 2008, Tennant N.V. (a third tier subsidiary)  entered into a Loan Agreement with OOO Tennant, a Russian limited liability company of which Tennant Europe B.V. (a fourth tier subsidiary of Tennant Company) is a 25% shareholder.  The principal amount of the loan to OOO Tennant is € 400,000 of which €150,000 is currently outstanding.

9.
On September 29, 2009, Tennant N.V. (a third tier subsidiary) entered into a Loan Agreement with IRC GmbH, an Austrian Limited Liability Company, for purposes of promoting rental of Tennant Company equipment exclusively.  The Loan Agreement was amended on June 30, 2010.

1

The principal amount of the loan was € 400,000, of which € 100,000 is currently outstanding and owing to Tennant N.V.

10.
On August 31, 2010, Tennant N.V. (a third tier subsidiary) entered into a Loan Agreement with Tennant Magyarország Kft, a Hungarian limited liability company of which Tennant Europe B.V. (a fourth tier subsidiary is a 40% shareholder.  The principal amount of the loan was € 200,000,  of which € 200,000 is currently outstanding.

11.
Tennant Company currently has a £18,500,250 loan receivable from Tennant Scotland Limited (a first tier subsidiary and Affected Foreign Subsidiary).  The loan is pursuant to a Loan Agreement dated February 28, 2008.  The loan proceeds of £18,500,250 along with a capital contribution of £18,500,250 by Tennant Company to Tennant Scotland Limited, totaling £37,000,000 were utilized to purchase the outstanding shares of Applied Sweepers Holdings Limited, a privately-held company based in Falkirk, Scotland, on February 29, 2008.

12.	Tennant Company currently has a £6,465,041 loan payable from Tennant Scotland Limited (a first tier subsidiary and Affected Foreign Subsidiary).

13.	Tennant Company anticipated intercompany transactions:

Prior to December 31, 2011, Tennant Company and it’s subsidiaries may enter into the following intercompany transactions:

Transaction #1:

Step 1:	Tennant Netherland Holding B.V. contributes shares of Tennant B.V. to Tennant N.V.
Step 2:	A check the box entity election is filed for Tennant B.V. to be treated as a disregarded entity for US tax purposes.
Step 3:	Tennant Company will contribute cash in an amount not to exceed €13,500,000 to Tennant Holding B.V. The transaction is disregarded for US tax purposes.
Step 4:	Tennant Holding B.V. will contribute cash in an amount not to exceed €13,500,000 to Tennant Netherland Holding B.V.
Step 5:	Tennant Netherland Holding B.V. and Tennant Holding B.V will contribute cash in an amount not to exceed €13,500,000 to Tennant N.V. in proration to current ownership percentage.
Step 6:	Tennant N.V. will contribute cash in an amount not to exceed €13,500,000 to Tennant B.V.. The transaction is disregarded for US tax purposes.
Step 7:	Tennant N.V. sells intangible assets to Tennant B.V. in exchange for a combination of debt and cash. The transaction is disregarded for US tax purposes.
Step 8:	Tennant N.V. uses the cash proceeds received from Tennant B.V. to pay down the trade payable to Tennant Company also noted in item #6 above.

Continued on next page

2

Transaction #2:
Step 1:	Tennant Company will contribute cash in an amount not to exceed €13,500,000 to Tennant Holding B.V.. The transaction is disregarded for US tax purposes.
Step 2:	Tennant Holding B.V. will contribute cash in an amount not to exceed €13,500,000 to Tennant Netherland Holding B.V.
Step 3:	Tennant Netherland Holding B.V. will pay-off various IC payables owed to Tennant N.V. and Tennant Europe B.V.
Step 4:	Tennant Europe B.V. will pay-off various IC payables owed to Tennant N.V.
Step 5:	Tennant N.V. will pay down the trade payable to Tennant Company also noted in item #6

3

SCHEDULE 6H
Transactions with Affliliates
NONE

SCHEDULE 6I
Restrictive Agreements

None

Schedule 8A(1) - Subsidiaries

		Subsidiary	Jurisdiction of Organization
		Applied Kehmaschinen GmbH	Federal Republic of Germany
		Applied Sweepers Group Leasing (U.K.)	United Kingdom
		Applied Sweepers Holdings. Limited	United Kingdom
		Applied Sweepers International. Limited	United Kingdom
		Floorep Limited	United Kingdom
		Hofmans Machinefabriek	Netherlands
		Nobles Floor Machines Limited	United Kingdom
		Recumbrimientos Tennant, S. de R.L. de C.V.	United Mexican States
		Servicios Integrados Tennant, S.A. de C.V.	United Mexican States
		Sociedade Alfa Ltda.	Federative Republic of Brazil
		Tennant Asia Pacific Holdings Private Ltd.	Republic of Singapore
		Tennant Australia Pty Limited	Australia
		Tennant B.V.	Netherlands
		Tennant CEE GmbH	Republic of Austria
		Tennant Cleaning Systems and Equipment (Shanghai) Co., Ltd.	People’s Republic of China
		Tennant Cleaning Systems India Private Limited	Republic of India
		Tennant Company Far East Headquarters PTE LTD	Republic of Singapore
		Tennant Europe B.V.	Netherlands
		Tennant Europe N.V.	Belgium
		Tennant France S.A.	French Republic
		Tennant GmbH & Co. KG	Federal Republic of Germany
	√	Tennant Holding B.V.	Netherlands
X	√	Tennant Holdings LLC	Minnesota
		Tennant International Holding B.V.	Netherlands
		Tennant N.V.	Netherlands
		Tennant Netherland Holding B.V.	Netherlands
		Tennant New Zealand Ltd.	New Zealand
		Tennant Portugal E. de L., S.U., L. da	Portuguese Republic
		Tennant SA Holdings LLC	Minnesota
		Tennant Sales & Service Canada ULC	British Columbia, Canada
X	√	Tennant Sales and Service Company	Minnesota
		Tennant Sales and Service Italy S.R.L.	Republic of Italy
		Tennant Sales and Service Scandinavia ApS	Kingdom of Denmark
		Tennant Sales and Service Spain, S.A.	Kingdom of Spain
		Tennant Scotland Limited	United Kingdom
		Tennant Sverige AB	Kingdom of Sweden
		Tennant UK Cleaning Solutions Limited	United Kingdom
		Tennant UK Limited	United Kingdom
		Tennant Uruguay S.A.	Eastern Republic of Uruguay
		Tennant Ventas & Servicios de Mexico, S.A. de C.V.	United Mexican States

	Tennant Verwaltungs-gesellschaft GmbH	Federal Republic of Germany
	Walter-Broadley Machines Limited	United Kingdom
	Walter-Broadley Limited	United Kingdom

The entities listed are 100% owned by Tennant Company or one of its subsidiaries.
X	Entity is a Guarantor
√	Entity is a Material Subsidiary for purposes of the agreement.

SCHEDULE 8K

GOVERNMENTAL CONSENT

1.	Filings to perfect security interests in any capital stock of subsidiaries pledged as collateral.